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                                                                    EXHIBIT 12.1

                          WESTERN WIRELESS CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in thousands)

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                                                                                                                         SIX MONTHS
                                                                                                                           ENDED
                                                                                 YEAR ENDED DECEMBER 31,                   JUNE 30,
                                                        -------------------------------------------------------------    ----------
                                                          1999         2000         2001         2002         2003          2004
                                                        ---------    ---------    ---------    ---------    ---------    ---------
Income (loss) from continuing operations
 before provision for income taxes and
cumulative change in accounting principle               $ (48,121)   $  65,406    $(143,564)   $ (92,050)   $  36,904    $  92,424

Adjust for:
    Minority interests in net income (loss) of
    consolidated subsidiaries                              (1,610)      (2,058)     (18,967)      (8,408)      (4,717)       4,577
    Equity in net (income) loss of unconsolidated
    affiliates, net of tax                                 14,529         (658)       7,772       (4,219)      (2,750)      (2,932)
                                                        ---------    ---------    ---------    ---------    ---------    ---------

Income (loss) from continuing operations
before provision for income taxes,
cumulative change in accounting principle,
minority interests in consolidated
subsidiaries and income (loss) from equity investees      (35,202)      62,690     (154,759)    (104,677)      29,437       94,069

Add:
    Fixed charges                                          99,993      152,229      163,353      158,791      158,719       69,796
    Amortization of capitalized interest                                                125          425          613          312
    Distributed income of equity investee                                                                                    1,015

Deduct:
    Interest capitalized                                                             (1,500)      (2,100)        (150)
    Minority interest in pre-tax income of
     subsidiaries that have not incurred fixed charges                     488         (616)        (104)         (17)      (4,824)
                                                        ---------    ---------    ---------    ---------    ---------    ---------
       Earnings                                         $  64,791    $ 215,407    $   6,603    $  52,335    $ 188,602    $ 160,368
                                                        =========    =========    =========    =========    =========    =========

Fixed Charges:

    Interest and financing expense, net                 $  99,993    $ 152,229    $ 161,853    $ 156,691    $ 158,569    $  69,796
    Interest capitalized                                                              1,500        2,100          150
                                                        ---------    ---------    ---------    ---------    ---------    ---------
       Fixed Charges                                    $  99,993    $ 152,229    $ 163,353    $ 158,791    $ 158,719    $  69,796
                                                        =========    =========    =========    =========    =========    =========

 Ratio of earnings to fixed charges                                       1.42                                   1.19         2.30
                                                                     =========                              =========    =========

Deficiency of earnings to cover fixed charges           $ (35,202)                $(156,750)   $(106,456)
                                                        =========                 =========    ==========
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